Filed Pursuant to Rule 433
Dated June 27, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	June 27, 2012
Settlement Date (Original Issue Date):	July 2, 2012
Maturity Date:	July 2, 2015
Principal Amount:	US $300,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.20%
All-in Price:	99.800%
Net Proceeds to Issuer:	US $299,400,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 1.03%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 2nd day of each January, April, July and October, commencing October 2, 2012 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360, Modified Following Adjusted
Business Day Convention:	New York

Filed Pursuant to Rule 433
Dated June 27, 2012
Registration Statement No. 333-178262

Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G6A7
ISIN:	US36962G6A74

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Citigroup Global Markets Inc.	$70,500,000
Deutsche Bank Securities Inc.	$70,500,000
J.P. Morgan Securities LLC	$70,500,000
Morgan Stanley & Co. LLC	$70,500,000
Co-Managers:
CastleOak Securities, L.P.	$3,000,000
Lebenthal & Co., LLC	$3,000,000
Mischler Financial Group, Inc.	$3,000,000
Samuel A. Ramirez & Company, Inc.	$3,000,000
The Williams Capital Group, L.P.	$3,000,000
Toussaint Capital Partners, LLC	$3,000,000
Total	$300,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 433
Dated June 27, 2012
Registration Statement No. 333-178262

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407, Deutsche Bank Securities Inc. at 1-800-503-6411, J.P. Morgan Securities LLC collect at (212) 834-4533, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.